Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 6, 2021 (except Note 23, as to which the date is May 10, 2021), with respect to the consolidated financial statements of Benson Hill, Inc. and Subsidiaries included in the Registration Statement (Form S-1) and related Prospectus of Benson Hill, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

St. Louis, Missouri

October 22, 2021